CREDIT AGREEMENT


         THIS AGREEMENT is entered into as of February 28, 1997, by and between CERPROBE CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                     RECITAL
                                     -------

         Borrower has requested from Bank the credit accommodation described below, and Bank has agreed to provide said credit accommodation to Borrower on the terms and conditions contained herein.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                    ARTICLE I

                                   THE CREDIT
                                   ----------

         SECTION 1.  LINE OF CREDIT.

                  (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 15, 1998, not to exceed at any time the aggregate principal amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) ("Line of Credit"), the proceeds of which shall be used for general corporate purposes and acquisitions and to pay off certain indebtedness of Borrower and/or its subsidiaries. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit C attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

                  (b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit shall not at any time exceed an aggregate principal amount of $10,000,000.00.

                  (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

         SECTION 2.  INTEREST/FEES.

                  (a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

                  (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

                  (c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to (i) .125 percent (_%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit if the average daily used amount ("Outstanding Borrowing") is at least equal to or exceeds $3,000,000.00 or (ii) .250 percent (1/4%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit if the average daily Outstanding Borrowing is less than $3,000,000.00, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within three (3) business days after each billing is sent by Bank.

         SECTION 3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under the Line of Credit by charging Borrower's demand deposit account number 4159-506641 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

         SECTION 1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required and in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower and its subsidiaries taken as a whole.

         SECTION 2. AUTHORIZATION AND VALIDITY. This Agreement, the Line of Credit Note, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally.

         SECTION 3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any material breach of or material default under any material contract, material obligation, material indenture or other material instrument to which Borrower is a party or by which Borrower may be bound.

         SECTION 4. LITIGATION. There are no pending, or to Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which would, if adversely determined, have a material adverse effect on the financial condition or operation of Borrower and its subsidiaries taken as a whole other than those disclosed by Borrower to Bank in writing prior to the date hereof.

         SECTION 5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated September 30, 1996, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower in all material respects,
(b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower and its subsidiaries taken as a whole, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except for Permitted Liens (as hereinafter defined). Bank is aware that, since the date of the September 30, 1996 financial statements of Borrower, Borrower has entered into: (a) the Agreement of Merger and Plan of Reorganization, dated October 25, 1996, pursuant to which CROUTE, Inc., a Texas corporation, was merged with and into C-Route Acquisition, Inc., a Delaware corporation (a wholly owned subsidiary of Borrower), which changed its name to CompuRoute, Inc. in connection with the merger; and (b) the Agreement of Merger and Plan of Reorganization, dated January 15, 1997, pursuant to which Silicon Valley Test & Repair, Inc., a
California corporation, was merged with and into EMI Acquisition, Inc., a Delaware corporation (a wholly owned subsidiary of Borrower), which changed its name to Silicon Valley Test & Repair, Inc. in connection with the merger. For purposes of this Agreement, the phrase "Permitted Liens" shall mean: (a) liens, security interest, claims or other encumbrances (collectively, "Liens") in favor of Bank; (b) Liens existing on the date hereof and disclosed in writing to Bank (including, without limitation, the Liens described on the attached Exhibit A);
(c) Liens on equipment or inventory to secure the purchase price thereof; (d) Liens arising pursuant to operating or capital leases to secure the payments due under such lease; (e) Liens for taxes, assessments or governmental charges or levies not yet due and payable (or as to which the period of grace, if any, related thereto has not yet expired) or which are being contested in good faith;
(f) Liens of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business; (g) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers compensation, unemployment insurance or similar legislation and utility deposits; (h) Liens securing the performance of bids, tenders, statutory obligations, surety and appeal bonds and other obligations of like nature, incurred in the ordinary course of business; (i) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights of restriction of record on the use of real property, which in the aggregate do not materially detract from the value of such property; (j) Liens consented to by Bank in writing; or (k) Liens to secure indebtedness permitted under Section 5.2 hereof.

         SECTION 6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

         SECTION 7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

         SECTION 8. PERMITS, FRANCHISES. Borrower possesses all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law and the failure of which to so possess would have a material adverse effect on the financial condition of Borrower and its subsidiaries taken as a whole.

         SECTION 9. ERISA. To Borrower's knowledge, Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); to Borrower's knowledge, Borrower has not materially violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); to Borrower's knowledge, no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; to Borrower's knowledge, Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and to Borrower's knowledge, each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

         SECTION 10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money or any purchase money obligation (where such material default would allow the creditor of Borrower to accelerate the payment of the loan or obligation) or any other material lease or contract.


         SECTION 11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, to Borrower's knowledge, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976,
and the Federal Toxic Substances Control Act. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To Borrower's knowledge, Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                                   ARTICLE III

                                   CONDITIONS
                                   ----------

         SECTION 1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

                  (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

                  (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

                           (i)      This Agreement and the Line of Credit Note.

                           (ii) Such other documents as Bank may require under any other Section of this Agreement.

                  (c) Financial Condition. There shall have been no material adverse change, as reasonably determined by Bank, in the financial condition of Borrower and its subsidiaries taken as a whole or any annual financial projections provided to Bank by Borrower, nor any material decline, as reasonably determined by Bank, in the market value of a substantial or material portion of the assets of Borrower and its subsidiaries taken as a whole.

                  (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in types and amounts customarily covered in lines of business similar to that of Borrower and issued by companies reasonably satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.


         SECTION 2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

                  (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, and no Event of Default as defined herein shall be continuing or shall exist.

                  (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

                                   ARTICLE IV

                              AFFIRMATIVE COVENANTS
                              ---------------------

         Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

         SECTION 1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

         SECTION 2. ACCOUNTING RECORDS. Maintain books and records in accordance with generally accepted accounting principles consistently applied, and, after 48 hours prior written notice, permit any representative of Bank, at any reasonable time during the regular business hours of Borrower, to: (a) inspect, audit and examine such books and records and make copies of the same; and (b) inspect the properties of Borrower.

         SECTION 3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

                  (a) not later than ninety (90) days after and as of the end of each fiscal year, a financial statement of Borrower, certified by an independent certified public accountant, to include a balance sheet, statement of income and expenses and statement of cash flows, which financial statement requirement may be satisfied by delivery to Bank of a copy of the Borrower's Form 10-K filed with the U.S. Securities and Exchange Commission ("SEC"), and within ten (10) business days after filing, copies of Borrower's filed federal income tax returns for such year;


                  (b) not later than forty-five (45) days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include a balance sheet, statement of income and expenses and statement of cash flows which financial statement requirement may be satisfied by delivery to Bank of a copy of the Borrower's Form 10-Q filed with the SEC;

                  (c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate for the benefit of the Bank as to the financial statements in the form of the Borrower's certification of the Forms 10-K and 10-Q delivered to the SEC together with a certificate of the president or chief financial officer of Borrower that there exists no Event of Default and indicating compliance with each financial covenant described in Section 4.9 hereof;

                  (d) from time to time such other information as Bank may reasonably request.

         SECTION 4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business the failure of which to preserve or maintain would have a material adverse effect on Borrower or its subsidiaries taken as a whole; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the material requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business, unless the failure to so materially comply would not have a material adverse effect on Borrower and its subsidiaries taken as a whole.

         SECTION 5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's reasonable request schedules setting forth all insurance then in effect.

         SECTION 6. FACILITIES. Keep all properties owned by Borrower and material to Borrower's business in good repair and condition, and from time to time make repairs, renewals and replacements thereto consistent with past practices.

         SECTION 7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and for which Borrower has made provision, to Bank's reasonable satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment, or (b) where the failure to pay or discharge would not have a material adverse effect on Borrower and its subsidiaries taken as a whole.


         SECTION 8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $500,000.00.

         SECTION 9. FINANCIAL CONDITION. Maintain, as of the end of each fiscal quarter, unless otherwise indicated, the financial condition of Borrower and its subsidiaries taken as a whole as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

                  (a) Current Ratio not at any time less than 1.2 to 1.0, with "Current Ratio" defined as total current assets divided by total current liabilities.

                  (b)   Tangible   Net   Worth   not  at  any  time   less  than
$15,000,000.00 as of December 31, 1996 increased thereafter by the sum of (i) fifty percent (50%) of any future net income after taxes (but not reduced by any net loss) and (ii) ninety percent (90%) of any future increases in stockholder equity, including without limitation preferred stock, due to any new equity offering, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

                  (c) Total Liabilities divided by Tangible Net Worth not at any time greater than 1.0 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

                  (d) Net income after taxes not less than $0 on an annual basis, determined as of each fiscal year end with no quarterly losses for more than two consecutive fiscal quarters, excluding from the calculation of net income any losses incurred as a result of any non-recurring write-offs of any research and development assets purchased as part of a business acquisition.

                  (e) EBITDA Coverage Ratio not less than 1.5 to 1.0 as of each fiscal year end, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

         SECTION 10.  NOTICE TO BANK.  Promptly  (but in no event more than five
(5) business days after Borrower obtains knowledge of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of $500,000.00.


                                    ARTICLE V

                               NEGATIVE COVENANTS
                               ------------------

         Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

         SECTION 1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

         SECTION 2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank; (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof (including, without limitation, the liability to Zions Credit Corporation evidenced by the Security Agreement and Promissory Note, dated December 27, 1995, and any other documents executed in connection therewith, and the liability to Security Bank, N.A. - Garland, evidenced by the Promissory Note (Secured by Deed of Trust), dated October 16, 1995, and any other documents executed in connection therewith, which liability was assumed by Borrower pursuant to the Consent and Release, dated December 27, 1996); (c) indebtedness or obligations to any of the subsidiaries or affiliates of Borrower; (d) trade accounts created, or prepaid expenses accrued, in the ordinary course of business; (e) operating or capital leases entered into in the ordinary course of business; and (f) other indebtedness or obligations in an aggregate amount at any time outstanding not to exceed $1,000,000.00.

         SECTION 3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity, unless Borrower is the surviving entity; make any substantial change in the general nature of Borrower's business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business, and except for the purposed sale and leaseback transaction related to Borrower's Dallas, Texas facility.

         SECTION 4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate (other than Permitted Liens) any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing: (a) in favor of Bank; (b) existing on the date hereof (including, without limitation, the Absolute, Unconditional and Continuing Guaranty, dated January 15, 1997, executed by Borrower in favor of William Mayer); or (c) in connection with any acquisition permitted hereunder so long as the maximum liability thereunder does not exceed $1,000,000.00.


         SECTION 5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except: (a) loans or advances to, or investments in, any person or entity existing as of the date hereof and disclosed in writing to Bank (including, without limitation, the investments described on the attached Exhibit B); (b) loans or advances to, or investments in, any of the subsidiaries or affiliates of Borrower existing on the date hereof (which include CompuRoute, Inc., Silicon Valley Test & Repair, Inc., Cerprobe Asia Holdings PTE. LTD. and Cerprobe Europe, Limited) or any subsidiary of Borrower formed or acquired after the date hereof; (c) loans or advances to or investments in, the limited liability company arising pursuant to the Operating Agreement of Upsys - Cerprobe, L.L.C., dated February 12, 1997, executed (but not yet effective) by Borrower and Upsys, a French corporation, each as a member; (d) loans or advances to the employees of Borrower or its subsidiaries or affiliates for reasonable travel and business expenses in the ordinary course of business; (e) deposits for utilities, security deposits, leases and similar prepaid expenses accrued in the ordinary course of business; and (f) other loans or advances to, or investments in, any person or entity not to exceed $500,000.00 in the aggregate after the date hereof.

         SECTION 6. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding; provided, however, that the foregoing shall not restrict the right of Borrower to redeem shares of the Series A Preferred Stock of Borrower in accordance with
Section 6 of the Certificate of Designation of Series A Preferred Stock, which is included in the Certificate of Incorporation of Borrower.

         SECTION 7. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, including without limitation its accounts receivable, inventory, unpledged equipment and real estate, except Permitted Liens.

                                   ARTICLE VI

                                EVENTS OF DEFAULT
                                -----------------

         SECTION 1. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

                  (a) Borrower shall fail to pay within five (5) business days of when due any principal or interest payable under any of the Loan Documents.

                  (b) Borrower shall fail to pay within five (5) business days after written notice from Bank any fees or other amounts payable under the Loan Documents (other than those referred to in subsection (a) above).


                  (c) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

                  (d) Any default in the compliance with any covenant contained in Section 4.9 hereof and such default shall continue for a period of twenty
(20) days from its occurrence.

                  (e) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a), (b), (c) and (d) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from written notice thereof to Borrower, or, if such default by it nature cannot reasonably be cured within such thirty (30) day period, within sixty (60) days of written notice thereof so long as Borrower is diligently and in good faith attempting to cure such default.

                  (f) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank, if the amount of such debt or liability is in excess of $500,000 and such default provides the other person or entity the right to accelerate the debt or liability and any applicable period of grace or right to cure has expired.

                  (g) The service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower which exceeds $500,000 in value and such notice of levy and/or writ of attachment or execution or other like process shall continue undischarged or unstayed for a period of thirty (30) days; or the entry of a judgment against Borrower for the payment of money which exceeds $500,000 (which is not covered by insurance) and such judgment shall continue undischarged, unstayed or unbonded for a period of thirty (30) days.

                  (h) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any material portion of its property, or shall admit in writing that it is unable to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower and such petition or proceeding is not dismissed within ninety (90) days of the filing or commencement thereof, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors and such order for relief shall continue unstayed for a period of ninety (90) days.

                  (i) The dissolution or liquidation of Borrower; or Borrower or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

         SECTION 2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower;
(b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                   ARTICLE VII

                                  MISCELLANEOUS
                                  -------------

         SECTION 1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

         SECTION 2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

               BORROWER:           CERPROBE CORPORATION
                                   600 South Rockford Drive
                                   Tempe, Arizona 85281
                                   Attention:  Randal Buness
                                   Facsimile No.:  (602) 967-4636


               with a copy to:     O'CONNOR CAVANAGH
                                   One East Camelback Road
                                   Suite 1100
                                   Phoenix, Arizona  85012
                                   Attention:  John B. Furman, Esq.
                                   Facsimile No.:  (602) 263-2900

               BANK:               WELLS FARGO BANK, NATIONAL ASSOCIATION
                                   100 West Washington, MAC #4101-250
                                   Phoenix, Arizona  85003
                                   Attention: Commercial Banking, Kathleen Sowa Facsimile No.: (602) 229-4409

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

         SECTION 3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all reasonable payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

         SECTION 4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit extended by Bank to Borrower, Borrower or its business.


         SECTION 5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to any extension of credit by Bank subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

         SECTION 6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

         SECTION 7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

         SECTION 8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         SECTION 9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

         SECTION 10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

         SECTION 11. SUPERSEDED DOCUMENTS. This Agreement and the Line of Credit Note are executed to replace the Business Loan Agreement, dated April 27, 1996, executed by Borrower and First Interstate Bank of Arizona (the predecessor of Bank) ("FIB"), the Promissory Note, dated April 27, 1996, in the maximum principal amount of $3,000,000, executed by Borrower in favor of FIB and all other documents executed in connection therewith (collectively, the "Superseded Documents"). Upon the execution and delivery of this Agreement and the Line of Credit Note by Borrower, Bank shall deliver the Superseded Documents to Borrower marked "Paid" or "Cancelled."

         SECTION 12.  ARBITRATION.

                  (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

                  (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in Arizona selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ss.91 or any similar applicable state law.

                  (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

                  (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the Arizona State Bar or retired judges of the state or federal judiciary of Arizona with expertise in the substantive law applicable to the subject matter of the Dispute and possessing general commercial business experience. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators
(i) shall resolve all Disputes in accordance with the substantive law of the state of Arizona, (ii) may grant any remedy or relief that a court of the state of Arizona could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Arizona Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

                  (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds
$25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of Arizona, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of Arizona. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of Arizona.

                  (f) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                        CERPROBE CORPORATION, a Delaware
                                        corporation



                                        By:
                                        Title:


                                        WELLS FARGO BANK, NATIONAL
                                        ASSOCIATION



                                        By:
                                        Title:

                                   EXHIBIT "A"

                                      LIENS
                                      -----


                              Financing Statements
                                 filed with the
                    Office of the Arizona Secretary of State

File Date         File Number               Secured Party
---------         -----------               -------------

FEB 12, 1991      653382                    XEROX CORPORATION

JUL 14, 1992      711515                    CITICORP NORTH AMERICA

JUL 14, 1992      711516                    EATON FINANCIAL CORPORATION

JUN 25, 1993      748553                    NORWEST EQUIPMENT FINANCE, INC.

SEP 30, 1993      760012                    NORWEST EQUIPMENT FINANCE, INC.

MAR 27, 1995      825185                    FIRST INTERSTATE BANK OF ARIZONA

AUG 15, 1995      842809                    FIRST INTERSTATE BANK OF ARIZONA

JAN 3, 1996       861015                    ZIONS CREDIT CORPORATION


                                   Other Liens

                 Liens in favor of Security Bank, N.A. - Garland

                                   EXHIBIT "B"

                                   INVESTMENTS
                                   -----------


         1. Cerprobe Asia Holdings PTE. LTD., a wholly owned subsidiary of Borrower, together with Asian investors, formed a joint venture named Cerprobe Asia PTE. LTD. Cerprobe Asia Holdings PTE. LTD. owns 70% of Cerprobe Asia PTE. LTD. Cerprobe Asia PTE. LTD. has two wholly owned subsidiaries, Cerprobe Singapore PTE. LTD. and Cerprobe Taiwan Co. LTD.

         2. Borrower owns 36% of CRPB Investors, L.L.C., which owns the facility and land for the corporate headquarters of Borrower.

         3. Borrower has invested approximately $122,000 in Upsys - Cerprobe, L.L.C., pursuant to that Operating Agreement dated February 12, 1997 executed (but not yet effective) by Upsys, a French corporation, and Borrower, each as a member, with Cobra Venture Management, Inc., a Delaware corporation, as manager.

                                   EXHIBIT "C"

                                      NOTE
                                      ----

                                      -19-